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                                                                     Exhibit 21

                           Subsidiaries of the Registrant

1.     ART Licensing Corp., a Delaware Corporation and 100% owned subsidiary.

2. Advanced Radio Telecom Sweden AB, a corporation organized under the laws of Sweden and 100% owned subsidiary.

3. Advanced Radio Telecom Limited, a corporation organized under the laws of the United Kingdom and 100% owned subsidiary.

4.     ART West, a Delaware partnership and 50% owned joint venture.